EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, February 12, 2013



CHICAGO, ILLINOIS - February 12, 2013 - Melvin J. Gordon,
Chairman, Tootsie Roll Industries, Inc., reported fourth quarter and twelve months 2012 net sales and net earnings.

Fourth quarter 2012 net sales were $127,792,000 compared to $128,378,000 in fourth quarter 2011. Fourth quarter 2012 net earnings were $12,796,000 compared to $10,267,000 in fourth quarter 2011, and net earnings per share were $.22 and $.17 in fourth quarter 2012 and 2011, respectively, an increase of $.05 per share or 29%.

Twelve months 2012 net sales were $545,985,000 compared to $528,369,000 in twelve months 2011, an increase of $17,616,000 or 3%. Twelve months 2012 net earnings were $52,004,000 compared to $43,938,000 in twelve months 2011, and net earnings per share were $.89 and $.74 in twelve months 2012 and 2011, respectively, an increase of $.15 per share or 20%.

Mr. Gordon said, "Fourth quarter 2012 net sales were adversely affected by the timing of sales between the third and fourth quarters in 2012. Adjusting for this timing, fourth quarter 2012 sales were in line with our overall 3% increase for the twelve months 2012 compared to 2011. Net sales and earnings benefited from higher price realization needed to recover a portion of rising commodity and other input costs experienced in recent years. Fourth quarter net earnings also benefited from cost control programs and moderating ingredient costs.


Twelve months 2012 sales benefited from effective marketing and selling programs, including back-to-school and pre-Halloween programs. Twelve months 2012 sales and earnings were also impacted by many of the same factors as fourth quarter 2012 which are discussed above. We have made progress toward restoring margins to their historical levels before the increases in commodity costs in recent years, but margins remain below historical levels prior to these increases in commodity and other input costs. Restoring these margins and coping with the effects of some ongoing high commodity costs continue as part of our long-term challenge.

The Company's fourth quarter and twelve months 2012 net earnings per share also benefited from common stock purchases in the open market resulting in fewer shares outstanding."










                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                       DECEMBER 31, 2012 & 2011

                                             FOURTH QUARTER ENDED
                                            2012              2011

Net Product Sales                      $ 127,792,000     $ 128,378,000

Net Earnings                           $  12,796,000     $  10,267,000

Net Earnings Per Share   *                 $ .22             $ .17

Average Shares Outstanding *              58,319,000        59,360,000


                                               TWELVE MONTHS ENDED
                                            2012              2011

Net Product Sales                      $ 545,985,000     $ 528,369,000

Net Earnings                           $  52,004,000      $ 43,938,000

Net Earnings Per Share   *                 $ .89             $ .74

Average Shares Outstanding *              58,742,000        59,606,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2012 and April 7, 2011.